Bowne & Co., Inc.
55 Water Street
212-924-5500
Fax: 212-658-5871

NEWS RELEASE

Investor Relations Contact:

William J. Coote

Treasurer

212-658-5858

bill.coote@bowne.com

FOR IMMEDIATE RELEASE

BOWNE & CO. DELAYS FILING OF 10-K

NEW YORK, March 31, 2006 — Bowne & Co., Inc. (NYSE: BNE) today announced that it will delay the filing of its 2005 Annual Report on Form 10-K. The Company requires additional time to finalize its previously announced decision to restate its financial results for the fiscal years 2004 and prior, for certain adjustments of current and deferred income tax liabilities. The company expects to file its 2005 Annual Report on Form 10-K in 7 to 10 days.

About Bowne & Co., Inc.

Bowne & Co., Inc., founded in 1775, is a global leader in providing high-value solutions that empower our clients’ communications.

•	Bowne Financial Print: The world’s largest financial printer and leading EDGAR filer, specializing in the creation, management, translation and distribution of regulatory and compliance documents.

•	Bowne Marketing and Business Communications: Digital composition, print, delivery and fulfillment of customized and personalized communications designed to enable companies to more-effectively target customers.

•	Bowne Litigation Solutions: Consulting and software solutions, including DecisionQuest®, one of the nation’s largest trial research firms, bring our clients fresh perspective resulting in better informed choices about strategies and tactics at every step in the litigation process.

Bowne & Co. combines these capabilities with superior customer service, new technologies, confidentiality and integrity to manage, repurpose and distribute a client’s information to any audience, through any medium, in any language, anywhere in the world. For more information, visit us at www.bowne.com.